Exhibit 99.1

Contact: Les Nelson Director – Investor Relations (309) 347-9709

Aventine Reports 2nd Quarter Results

Gallons Shipped Reach a Record Level

•                  Net loss and fully diluted loss per share for Q2’08 totaled $1.9 million or $0.05 per share

•                  Net income and fully diluted earnings per share in Q2’08, excluding an $8.5 million loss related to auction rate securities, was $6.6 million, and $0.16 per share, respectively

•                  Record shipments of 220.3 million gallons of ethanol in Q2’08

•                  Corn costs for the quarter were $5.38 per bushel, $0.92 lower than the CBOT average

•                  Company has fixed the price of approximately 50% of its corn costs for the remainder of 2008 at an average price of $5.83 per bushel

•                  Auction rate security portfolio liquidated

•                  Total liquidity available to the Company at June 30, 2008 was $245.7 million

•                  Remaining construction spending on phase I expansion projects totals approximately $190 million

PEKIN, IL, (July 31, 2008) – Aventine Renewable Energy Holdings, Inc. (NYSE: AVR), a leading producer, marketer and end-to-end provider of clean renewable energy, today released results for its second quarter and six months ended June 30, 2008.

Ron Miller, Aventine’s President and Chief Executive Officer said, “Cash flow from operations during the quarter, which excludes amounts spent on capital expenditures, was strong at $12.4 million.  Second quarter cash flow is net of a $15 million regularly scheduled semi-annual interest payment on our 10% senior unsecured bonds.  For the first six months of 2008, we generated cash flow from operations totaling $42.3 million.  We liquidated all remaining auction rate securities during the quarter raising $97.1 million in cash on the sale.  Our liquidity position has strengthened considerably as a result.”

Miller added, “We continue to execute very well.  Our marketing and purchase/resale operations are boosting our overall profitability.  We are diligently working to optimize the supply chain inefficiencies in the marketplace and leverage our supply and distribution assets.  Co-product revenues continue to offset in excess of 40% of corn costs.  Our more complex Pekin wet mill continues to generate significantly higher co-product returns than a dry mill.  By applying the excess co-product revenue generated by our wet mill against the higher operating costs of the wet mill, our adjusted conversion cost per gallon makes us one of the most efficient, low cost producers in the industry.  Our corn costs for the quarter were again below the CBOT price, as a result of forward positions we had earlier taken and large basis discounts in the cash market.”

Miller concluded, “The continued strong demand for ethanol reflects the new realities of high oil and gas prices, resulting in a record number of gallons shipped during the quarter.  Ethanol remains the best available opportunity to help the American consumer reduce the increasingly negative impact on their household budget as a result of high gas prices.”

Second Quarter 2008 Financial Highlights

The net loss for the quarter was $1.9 million, or $0.05 per diluted share, as compared to a net loss of $10.8 million, or $0.26 per diluted share, in Q1’08.  The net loss for Q2’08 includes an $8.5 million loss related to auction rate securities.  Excluding this loss, the Company earned $6.6 million, or $0.16 per fully diluted share.  Net income in the current quarter was negatively affected by the loss related to auction rate securities and realized and unrealized losses on short gasoline positions used to fix prices on gas-based ethanol contracts.  The net loss in Q1’08 included a $23.1 million loss related to auction rate securities.  Excluding the Q1’08 loss related to auction rate securities, net income would have been $12.3 million and fully diluted earnings per share would have been $0.29.

Revenue in Q2’08 of $601.6 million was a record, and increased 18% over Q1’08.  Co-product revenue increased to $37.0 million in Q2’08 from $33.3 million in Q1’08, an 11% increase, as a result of higher co-product pricing and higher volumes.  Total gallons of ethanol sold were 220.3 million gallons in Q2’08, versus 211.2 million gallons in Q1’08, primarily reflecting increased purchase/resale transactions and a reduction in inventory.  The average gross sales price of ethanol in Q2’08 was $2.50 per gallon, up from $2.21 per gallon received in Q1’08.

Our average inventory cost of $2.28 per gallon at the end of Q2’08 versus $1.95 at the end of Q1’08, using our weighted-average FIFO approach to calculating inventory, reflects the rising ethanol prices during the quarter.  The economic impact of selling gallons held in inventory at the end of Q1’08 with a $1.95 per gallon value as prices increased during Q2’08 was a positive impact to cost of goods sold of approximately $13.7 million.  Similarly, rising prices throughout the first quarter of 2008 had positively impacted cost of goods sold by approximately $5.5 million.

Gallons sold in Q2’08 totaled 220.3 million gallons, as compared to 211.2 million gallons in Q1’08.  In the second quarter of 2008, we produced 45.6 million gallons, purchased 120.2 million gallons from our marketing alliance partners, purchased 49.2 million gallons from unaffiliated producers and marketers and decreased inventory by 5.3 million gallons.  Equity production decreased in Q2’08 from Q1’08 by approximately 4.4%.  Equity production was 45.6 million gallons in Q2’08 versus 47.7 million gallons in Q1’08.

Corn costs in the second quarter of 2008 increased to $5.38 per bushel, higher than our Q1’08 cost of $4.50 per bushel but significantly lower than the Q2’08 CBOT average daily closing price of $6.30 per bushel.  Our corn costs do not include gains or losses from corn futures contracts, as these are included in other non-operating income.  At the end of Q2’08, we had fixed the pricing on approximately 50% of our corn requirements through December 2008 at a price of $5.83 per bushel through a combination of physical forward contracts, cash contracts and CBOT futures contracts.

Co-product revenue for Q2’08 was $37.0 million, versus $33.3 million for Q1’08.  Co-product revenue, as a percentage of corn cost, continued to exceed 40%.  Higher pricing and volumes sold for germ, meal, yeast and DDGS contributed to the increase.  In Q2’08, we sold 272.8 thousand tons of co-products, versus 272.4 thousand tons of co-products in Q1’08.

Conversion costs in the quarter increased $0.11 per gallon to $0.73 per gallon, as compared to $0.62 per gallon in Q1’08.  The increase in conversion costs was primarily due to significantly higher natural gas and denaturant costs and, to a lesser extent, from lower equity production.  We continue to blend denaturant at a rate of 1.96%, thereby reducing the denatured gallons we produce, as the cost of denaturant continues to exceed the price of ethanol.  Prior to September 2007, we blended denaturant at a rate of 4.76%.

Despite record high oil prices, we held our freight and distribution costs to $0.20 per gallon in Q2’08, the same as in Q1’08.  Freight/logistics cost per gallon is calculated by taking total freight/logistics expenses incurred (including costs to ship co-products) and dividing by the total ethanol gallons sold.  Freight costs continue to be impacted by increasing fuel surcharges as a result of record high oil prices, and from general freight increases associated with moving product along longer supply lines to emerging new markets in the Southeast. These additional expenses have been made to support higher prices on the increased volumes that were sold.  Our distribution system becomes more efficient as more gallons are moved through the system.

Depreciation expense was $3.3 million in both Q2’08 and Q1’08.

Selling, general & administrative expenses were $10.1 million in Q2’08 as compared to $8.9 million in Q1’08 as a result of increased legal costs along with increased outside professional fees.

Interest income for Q2’08 totaled $0.5 million, as compared to $2.2 million in Q1’08.  Interest income decreased primarily due to provisions of the auction rate securities we previously held, which reset interest earned to zero on most such securities for most of Q2’08.

Interest expense for the second quarter was $1.1 million.  Interest expense includes $7.5 million in interest on $300 million aggregate principal amount of our 10% senior unsecured notes, $0.2 million of amortization of deferred financing fees, reduced by capitalized interest of $6.6 million.  We made a semi-annual interest payment of $15 million on our 10% senior unsecured notes as scheduled on April 1.

Other non-operating expense for the second quarter of 2008 includes $14.1 million of realized and unrealized net losses on derivative contracts, including the effect of marking to market derivative contracts, versus net gains in the first quarter of 2008 of $1.9 million.  Derivative gains and losses for Q2’08 are composed of net realized gains on CBOT corn positions of $4.4 million, net realized losses on short gasoline future positions of $3.9 million, net unrealized losses on CBOT corn positions of $7.0 million and net unrealized losses on short gasoline positions of $7.6 million.  All of our derivative positions require cash settlement on a daily basis.  Without such cash settlement on the derivative contracts, cash flows from operation would have been significantly greater.  Offsetting our short gasoline positions, are forward ethanol sales contracts that are indexed to gasoline.  Such contracts are not marked to market.  Also not marked to market are below market forward contracts to purchase corn that are either stand alone, or are taken against short futures positions.

Income tax expense in Q2’08 totaled $3.4 million.  Excluding the effects of the loss on the sale of auction rate securities, the effective income tax rate in Q2’08 was approximately 34% of pre-tax income, the same as in the first quarter of 2008.  The Company does not expect to receive an income tax benefit related to the losses incurred on auction rate securities as it does not expect to have sufficient capital gains to offset the $31.6 million capital loss.  As a result, the Company recorded a valuation allowance equal to the amount of the income tax benefit it recorded resulting from the loss on the auction rate securities.

Second Quarter 2008 versus Second Quarter 2007

For Q2’08, the net loss was $1.9 million, or $0.05 per diluted share, as compared to net income of $12.6 million, or $0.30 per diluted share, in Q2’07.  Excluding the $8.5 million loss related to auction rate securities, net income in Q2’08 would have been $6.6 million, or $0.16 per fully diluted share.  Net income in the current quarter decreased primarily as a result of the loss related to auction rate securities and realized and unrealized losses on short gasoline positions used to fix prices on gas-based ethanol contracts.  Operating results were also negatively affected by significantly higher corn costs, higher utility costs and higher legal and other professional fees, offset by higher ethanol pricing and higher volumes of ethanol sold.  Commodity spread, defined as gross ethanol selling price per gallon less net corn cost per gallon, was essentially flat in Q2’08 at $1.29 per gallon, as compared to $1.28 per gallon in Q2’07.  The average sales price per gallon of ethanol increased in Q2’08 to $2.50 per gallon from the $2.29 average received in Q2’07.  However, corn costs during the second quarter of 2008 averaged $5.38 per bushel, significantly higher than our second quarter 2007 cost of $3.99 per bushel.  Conversion cost in Q2’08 was $0.73 per gallon as compared to $0.61 per gallon in Q2’07.

The average inventory cost of $2.28 per gallon at the end of the Q2’08 versus $1.95 at the end of Q1’08, using our weighted-average FIFO approach to calculating inventory, reflects the rising ethanol prices during the quarter.  The economic impact of selling gallons held in inventory at the end of Q1’08 with a $1.95 per gallon value as prices increased during Q2’08 was a positive impact to cost of goods sold of approximately $13.7 million.  Similarly, rising prices throughout Q2’07 positively impacted cost of goods sold by $2.1 million.

Gallons of ethanol sold in the second quarter of 2008 increased to a record 220.3 million gallons, as compared to 158.7 million gallons in the second quarter of 2007.  Ethanol sales for the quarter increased primarily as a result of an increase in the number of gallons available to sell from marketing alliance partners and purchase/resale transactions, along with gallons sold out of inventory.  Gallons produced during the quarter fell to 45.6 million gallons from 50.7 million gallons in the second quarter of 2007.

Auction Rate Securities and Liquidity

During the second quarter, the Company raised $97.1 million from the sale of its remaining position of auction rate securities.  As a result, the Company recorded in the second quarter an additional loss of $8.5 million, bringing the total losses related to auction rate securities to $31.6 million.  The Company holds no auction rate securities as of June 30, 2008.

As of June 30, 2008, the Company has available under its existing secured revolving credit facility approximately $131.3 million in borrowing capacity, net of $21.9 million in outstanding letters of credit.  Nothing was drawn on this facility at the end of the second quarter of 2008.  Total liquidity available to us at the end of Q2’08 was $245.7 million, comprised of $114.4 million in cash and cash equivalents and $131.3 million available under our existing secured revolving credit facility.

During the second quarter of 2008, we spent approximately $63.0 million, excluding capitalized interest, on capital projects.  Of this amount, $2.6 million was spent on maintenance and environmental projects, while $60.4 million was spent on capacity expansion projects.  The amount we currently expect to spend through the first quarter of 2009 on capital expansion projects, excluding capitalized interest, is approximately $190 million.  We expect capital expenditures on non-expansion related maintenance and environmental items to be approximately $5 million for the remainder of 2008.

Purchase of Minority Interest in Nebraska Energy, LLC

The Company has entered into a purchase agreement with Nebraska Energy Cooperative, its minority partner in Nebraska Energy, LLC, to purchase the 21.58% of Nebraska Energy, LLC it does not already own.  The Company has agreed to issue 1 million shares of common stock to acquire the remaining interest.  It is expected that this transaction will close as soon as possible after receiving the necessary approvals from the existing shareholders of the Nebraska Energy Cooperative.

Marketing Alliance and Other

Purchases from marketing alliance partners decreased approximately 7% in Q2’08 compared to Q1’08.  Our marketing alliance annualized volume at the end of Q2’08 totaled 538 million gallons. With our own equity production, our marketing alliance partner volumes, and purchase/resale volumes, we distributed approximately 881 million gallons of ethanol on an annualized basis in Q2’08.  Our expectation for the remainder of 2008 is that another 316 million gallons of marketing alliance partner production will come online, bringing our total ethanol marketing capacity to approximately 1.2 billion gallons annually by the end of this year.  Going forward, we may see changes to our marketing alliance volumes as a result of economic pressures which may affect marketing alliance volumes available for distribution.

During the second quarter of 2008, the Company did not repurchase any of its common stock under the Company’s stock repurchase program approved by the Board of Directors in October 2006.  The amount remaining under the authorization to repurchase stock is approximately $45.9 million.

Second Quarter Conference Call

The Company will hold a conference call at 9:00 am central time (10:00 am eastern time) on Friday, August 1, 2008 to discuss the contents of this press release.  Dial in to the conference call at (888) 713-4213 (U.S.) or (617) 213-4865 (International), access code: 60087485, ten minutes prior to the scheduled start time.  A link to the broadcast can be found on the Company’s website at www.aventinerei.com in the Investor Relations section under the “Conference Calls” link.  If you are unable to participate at this time, a replay will be available through September 1, 2008 on this website or by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (International), access code:  79189210.

The tables and information following the text of this press release provide financial data that are included in this press release and that will be discussed on the conference call.  This includes a reconciliation of net income excluding losses related to auction rate securities and net income to adjusted earnings before interest, taxes, depreciation and amortization.  This press release, including these financial details, is now available on the Aventine website at www.aventinerei.com in the Investor Relations section under the heading Press Releases.

About Aventine

Aventine is a leading producer, marketer and end-to-end distributor of ethanol to many leading energy companies in the United States.  In addition to ethanol, Aventine also produces distillers grains, corn gluten feed, corn germ and brewers’ yeast.  Our internet address is www.aventinerei.com.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release, are forward looking statements.  Any forward looking statements are not guarantees of Aventine’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements.  Aventine disclaims any duty to update any forward looking statements.  Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the following:

•                 Changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:

•                  National, state or local energy policy;

•                  Federal ethanol and biodiesel tax incentives;

•                  Regulation currently proposed and/or under consideration which may increase the existing renewable fuel standard and other legislation mandating the usage of ethanol or biodiesel;

•                  State and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether;

•                  Environmental laws and regulations applicable to Aventine’s operations and the enforcement thereof;

•                 Changes in weather and general economic conditions;

•                 Overcapacity within the ethanol, biodiesel and petroleum refining industries;

•                 Total United States consumption of gasoline;

•                 Availability and costs of products and raw materials, particularly corn, coal and natural gas;

•                 Labor relations;

•                 Fluctuations in petroleum prices;

•                 The impact on margins from a change in the relationship between prices received from the sale of co-products and the price paid for corn;

•                 Aventine’s or its employees’ failure to comply with applicable laws and regulations;

•                 Aventine’s ability to generate free cash flow to invest in its business and service any indebtedness;

•                 Limitations and restrictions contained in the instruments and agreements governing Aventine’s indebtedness;

•                 Aventine’s ability to raise additional capital and secure additional financing, and our ability to service such debt, if obtained;

•                 Aventine’s ability to retain key employees;

•                 Liability resulting from actual or potential future litigation;

•                 Competition;

•                 Plant shutdowns or disruptions at our plant or plants whose products we market;

•                 Availability of rail cars and barges;

•                 Potential decreases in marketing alliance volumes resulting from the acquisition of marketing alliance partners by our competitors, the reduction of production capacity or abandonment of announced projects by marketing alliance partners for economic reasons, the creation of similar marketing alliances by our competitors and other failures to renew marketing alliance contracts;

•                 Our ability to receive and/or renew permits to construct and/or commence operations of our proposed capacity additions in a timely manner, or at all; and

•                 Fluctuations in earnings resulting from increases or decreases in the value of ethanol or biodiesel inventory

Additional Information

Aventine will file a prospectus with the SEC in connection with the issuance of shares of Aventine common stock as consideration for its proposed acquisition of Nebraska Energy Cooperative, Inc.’s 21.58% membership interest in Nebraska Energy, LLC.  Investors and security holders are urged to read the prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information.  Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov.  In addition, documents filed with the SEC by Aventine are available free of charge by contacting Les Nelson, Director – Investor Relations, at (309) 347-9709.

Tables to follow -

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Three months ended			Six months ended
(In thousands except per share amounts)	6/30/08	3/31/08	6/30/07	6/30/08	6/30/07

Net sales	$601,591	$509,948	$394,914	$1,111,539	$831,576
Cost of goods sold	568,731	485,865	367,485	1,054,596	775,732
Gross profit	32,860	24,083	27,429	56,943	55,844
Gross profit %	5.5%	4.7%	6.9%	5.1%	6.7%

Selling, general and administrative expenses	10,139	8,869	8,779	19,008	18,377
Loss related to auction rate securities	8,476	23,125	—	31,601	—
Other (income)	(1,617)	(777)	(514)	(2,394)	(678)
Operating income (loss)	15,862	(7,134)	19,164	8,728	38,145
Other income (expense):
Interest income	506	2,239	4,167	2,745	5,535
Interest expense	(1,125)	(2,391)	(7,021)	(3,516)	(7,357)
Other non-operating income (expense)	(14,121)	1,868	2,139	(12,253)	6,008
Minority interest	314	191	(725)	505	(1,243)
Income (loss) before income taxes	1,436	(5,227)	17,724	(3,791)	41,088
Income tax expense	3,354	5,568	5,117	8,922	13,541
Net income (loss)	$(1,918)	$(10,795)	$12,607	$(12,713)	$27,547

Per share data:
Income (loss) per common share – basic:	$(0.05)	$(0.26)	$0.30	$(0.30)	$0.66
Basic weighted average number of common shares	41,971	41,838	41,912	41,905	41,861

Income (loss) per common share – diluted:	$(0.05)	$(0.26)	$0.30	$(0.30)	$0.65
Diluted weighted average number of common and common equivalent shares	41,999	41,866	42,649	41,932	42,554

Gallons by source:
Gallons produced	45,590	47,735	50,679	93,325	99,586
Gallons purchased from alliance partners	120,225	129,889	75,105	250,114	209,814
Gallons purchased from non-affiliated producers	49,144	38,964	22,085	88,108	43,613
Inventory (increase) decrease	5,305	(5,346)	10,862	(41)	(1,094)
Total gallons sold	220,264	211,242	158,731	431,506	351,919

Net income (loss)	$(1,918)	$(10,795)	$12,607	$(12,713)	$27,547
Loss related to auction rate securities	8,476	23,125	—	31,601	—
Net income excluding loss related to auction rate securities	$6,558	$12,330	$12,607	$18,888	$27,547

Per share data:
Net income per common share excluding loss related to auction rate securities– diluted:	$0.16	$0.29	$0.30	$0.45	$0.65
Diluted weighted average number of common and common equivalent shares	41,999	41,866	42,649	41,932	42,554

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	June 30, 2008	December 31, 2007	June 30, 2007
	(Unaudited)		(Unaudited)

Assets
Cash and cash equivalents	$114,354	$17,171	$44,059
Short-term investments	—	211,500	341,773
Accounts receivable, net	84,158	73,058	48,897
Inventory	100,951	81,488	74,923
Income taxes receivable	2,509	11,962	5,220
Other current assets	9,674	12,816	5,821
Property, plant and equipment, net	104,893	111,867	111,289
Construction in process	353,553	226,410	76,734
Net deferred tax assets	—	1,196	2,345
Other assets	15,156	14,717	13,991
Total assets	$785,248	$762,185	$725,052
Liabilities and Stockholders’ Equity
Accounts payable and other accrued expenses	$126,803	$97,118	$58,092
Accrued interest	7,500	7,500	7,833
Long-term debt	300,000	300,000	300,000
Minority interest	9,327	9,832	9,953
Net deferred tax liabilities	1,371	—	—
Other long-term liabilities	3,780	3,864	13,639
Total liabilities	448,781	418,314	389,517
Stockholders’ equity	336,467	343,871	335,535
Total liabilities and stockholders’ equity	$785,248	$762,185	$725,052

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended June 30,
(In thousands)	2008	2007

Operating Activities
Net income (loss)	$(12,713)	$27,547
Adjustments to reconcile net income to net cash provided by operating activities:
Loss related to auction rate securities	31,601	—
Depreciation and amortization	7,124	6,205
Deferred income taxes	2,567	1,373
Stock based compensation expense	3,881	3,345
Minority interest	(505)	1,243
Other	(352)	265
Net changes in operating assets and liabilities	10,683	5,024
Net cash provided by operating activities	42,286	45,002
Investing Activities
Additions to property, plant and equipment	(129,555)	(78,354)
Sales of short-term securities	179,899	—
Indemnification proceeds	3,039	—
Proceeds from the sale of fixed assets	14
Investment in short-term securities	—	(242,848)
Net cash provided by (used for) investing activities	53,397	(321,202)
Financing Activities
Proceeds from the issuance of senior unsecured notes	—	300,000
Payment of debt issuance costs	—	(8,221)
Other	1,500	—
Proceeds from stock option exercises	—	200
Distributions to minority shareholders	—	(1,511)
Net cash provided by financing activities	1,500	290,468
Net increase in cash and cash equivalents	97,183	14,268
Cash and cash equivalents at beginning of period	17,171	29,791
Cash and cash equivalents at end of period	$114,354	$44,059

Cost of Goods Sold Breakout (Unaudited)

	Three months ended			Six months ended
(In millions)	6/30/08	3/31/08	6/30/07	6/30/08	6/30/07

Gross corn costs	$92.1	$80.8	$74.7	$172.9	$139.4
Conversion costs	33.1	29.8	30.9	62.9	57.9
Depreciation	3.3	3.3	3.0	6.6	5.9
Freight/distribution costs	44.3	42.2	28.0	86.5	58.2
Inventory change
Volume (1)	11.2	(9.0)	21.6	(0.2)	(1.1)
Price (2)	(13.7)	(5.5)	(2.1)	(17.5)	(2.1)
Other (3)	0.3	(0.3)	(0.8)	—	(1.8)
Total inventory change	(2.2)	(14.8)	18.7	(17.7)	(5.0)

Purchased ethanol and pass through taxes	398.1	344.6	212.2	743.4	519.3
Total cost of goods sold	$568.7	$485.9	$367.5	$1,054.6	$775.7

(1)   Volume = change in volume x current periods price

(2)   Price = change in price x previous period volume

(3)   Other is made up of changes in co-product inventory and adjustment entries related to the timing of product unloading and volume gains or losses

This press release contains, and our conference call will include, references to net income excluding losses related to auction rate securities, net income per common share excluding loss related to auction rate securities–diluted and unaudited adjusted earnings before interest, taxes depreciation and amortization (EBITDA), along with certain operational statistics, which are non-GAAP financial measures.  Net income excluding losses related to auction rate securities has been reconciled to net income (loss) as shown in the table above.  We have adjusted EBITDA to reflect the non-cash or non-recurring nature of some charges.  The following table provides a reconciliation of net income to adjusted EBITDA.  Management believes adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes.  Additionally, management provides net income excluding losses related to auction rate securities, net income per common share excluding loss related to auction rate securities– diluted and adjusted EBITDA measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.

	Three months ended			Six months ended
(In thousands) (Unaudited)	6/30/08	3/31/08	6/30/07	6/30/08	6/30/07

Net income (loss)	$(1,918)	$(10,795)	$12,607	$(12,713)	$27,547
Depreciation	3,317	3,331	3,025	6,648	5,975
Loss related to auction rate securities	8,476	23,125	—	31,601	—
Non-cash stock-based compensation expense	2,008	1,873	1,751	3,881	3,345
Minority interest	(314)	(191)	725	(505)	1,243
Interest expense	1,125	2,391	7,021	3,516	7,357
Interest income	(506)	(2,239)	(4,167)	(2,745)	(5,535)
Income tax expense	3,354	5,568	5,117	8,922	13,541
Adjusted earnings before interest, taxes, depreciation and amortization	$15,542	$23,063	$26,079	$38,605	$53,473

Production and Operating Statistics (Unaudited)

	Three months ended			Six months ended
	6/30/08	3/31/08	6/30/07	6/30/08	6/30/07

Gross ethanol revenue per gallon sold	$2.50	$2.21	$2.29	$2.36	$2.18
Less: freight/distribution cost per gallon sold (1)	$0.20	$0.20	$0.18	$0.20	$0.17
Net ethanol revenue per gallon sold	$2.30	$2.01	$2.11	$2.16	$2.01

Corn cost per bushel	$5.38	$4.50	$3.99	$4.93	$3.79
Yield (gallons per bushel) (2)	2.66	2.66	2.71	2.66	2.71
Bushels consumed (in millions)	17.1	17.9	18.7	35.0	36.8
Co-product return % (3)	40.2%	41.2%	31.1%	40.7%	33.2%

Commodity spread per gallon	$1.29	$1.21	$1.28	$1.26	$1.24
Less: conversion cost per gallon produced	$0.73	$0.62	$0.61	$0.67	$0.58
Less: freight/distribution cost per gallon (1)	$0.20	$0.20	$0.18	$0.20	$0.17
Commodity spread less conversion cost and freight (per gallon)	$0.36	$0.39	$0.49	$0.39	$0.49

Inventory value per gallon	$2.28	$1.95	$1.98	$2.28	$1.98
Inventory gallons (in millions) (4)	36.5	41.4	30.6	36.5	30.6

Total co-product revenue (in millions)	$37.0	$33.3	$23.2	$70.3	$46.3

Corn costs – gross (in millions)	$92.1	$80.8	$74.7	$172.9	$139.4
Less: Co-product revenue assigned to corn costs (in millions) (5)	$27.6	$24.2	$22.4	$51.8	$41.8
Adjusted corn cost per gallon produced (in millions)	$64.5	$56.6	$52.3	$121.1	$97.6

Conversion costs (in millions)	$33.1	$29.8	$30.9	$62.9	$57.9
Less: co-product returns in excess of typical dry mill returns (in millions) (6)	$9.4	$9.1	$0.8	$18.5	$4.5
Adjusted conversion costs (in millions)	$23.7	$20.7	$30.1	$44.4	$53.4
Adjusted conversion costs per gallon	$0.52	$0.43	$0.59	$0.48	$0.54

(1)	Calculated by taking total freight/distribution costs incurred and dividing by total ethanol gallons sold. Total freight/distribution costs also include cost to ship co-products.
(2)	Yield equals gallons produced divided by bushels consumed
(3)	Co-product return percentage equals co-product quarterly revenue divided by quarterly gross corn cost
(4)	Inventory gallons reflect ethanol gallons on hand at period end, and may include adjustments for volume gains or losses.
(5)	Assumes 30% co-product returns as per industry expectations for a dry mill.
(6)	Reflects excess of actual co-product revenue in excess of 30% industry expectation for a dry mill

Outstanding Hedge Positions (Unaudited)

		Weighted	Marked	Value at
		Average	To	June 30, 2008
Period	Quantity	Price ($ )	Market	(in millions)

Fixed Price Forward Physical Corn Contracts
(millions of bushels)
Q3’08	10.4	6.02	no	n/a
Q4’08	8.7	5.35	no	n/a
Q1’09	4.3	6.02	no	n/a
Q2’09	0.3	7.90	no	n/a
Q4’09	0.6	5.20	no	n/a

Long CBOT Corn Futures Positions
(millions of bushels)
Q3’08	1.3	5.76	yes	$2.1
Q4’08	0.1	5.95	yes	$0.2

Short CBOT Corn Futures Positions
(millions of bushels)
Q4’08	1.6	6.23	yes	$(2.1)
Q1’09	3.3	5.68	yes	$(6.7)
Q2’09	0.3	8.15	yes	$(0.1)
Q4’09	0.4	4.69	yes	$(0.8)

Short Gasoline Futures Positions
(millions of gallons)
Q3’08	4.2	2.24	yes	$(5.1)
Q4’08	3.9	2.06	yes	$(5.2)